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                                                                       EXHIBIT 8

                         PORTER, WRIGHT, MORRIS & ARTHUR
                         ATTORNEYS AND COUNSELORS AT LAW
                              41 SOUTH HIGH STREET
                            COLUMBUS, OHIO 43215-6194
                             Telephone: 614-227-2000
                                Fax: 614-227-2100

                               September 15, 1997

Huntington Bancshares Incorporated
The Huntington National Bank
41 South High Street
Columbus, Ohio  43287

The Bank of Winter Park
2006 Aloma Avenue
Winter Park, Florida  32792

Gentlemen:

           We are counsel for Huntington Bancshares Incorporated, a Maryland corporation ("Huntington"), and The Huntington National Bank, a wholly owned subsidiary of Huntington ("Huntington Bank"), in connection with the proposed merger (the "Merger") of The Bank of Winter Park, a banking corporation organized under the laws of Florida ("Winter Park"), with and into Huntington Bank pursuant to which the shareholders of Winter Park will receive whole shares of common stock, without par value, of Huntington ("Huntington Common Stock"), as set forth in the Agreement and Plan of Merger, between Huntington Bank and Winter Park, dated as of May 22, 1997 (the "Merger Agreement"), in exchange for their shares of common stock, $5.00 par value, of Winter Park ("Winter Park Common Stock"). Following the Merger, the separate existence and corporate organization of Winter Park will cease. At your request, and pursuant to Section
6.04 of the Supplemental Agreement among Huntington, Huntington Bank, and Winter Park, dated as of May 22, 1997 (the "Supplemental Agreement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

           In that connection, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement, the Supplemental Agreement, and the other documents and agreements referred to therein (the "Merger Documents"); and (ii) the Proxy Statement/Prospectus (the "Prospectus") relating to the Merger and included in the Registration Statement of Huntington on Form S-4 filed by Huntington with the Securities and Exchange Commission. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

           For purposes of the opinion set forth below, we are relying, with the consent of Huntington and Winter Park, upon the accuracy and completeness of certain statements and representations (which statements and representations we have neither investigated nor verified) that will be contained, respectively, in certificates of the officers of Huntington and Winter Park and certain shareholders of Winter Park and we have assumed that such certificates will be complete and accurate as of the Effective Time. We have also assumed that the transactions contemplated by the Merger Documents will be consummated in accordance with the Merger Documents and that the Merger will constitute a merger pursuant to the applicable provisions of the laws of the United States and the laws of the State of Florida.


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Huntington Bancshares Incorporated
The Huntington National Bank
The Bank of Winter Park
September 15, 1997
Page 2


           Unless otherwise specified, the section numbers cited herein refer to sections in the Internal Revenue Code of 1986, as amended (the "Code"). All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement. For the purposes of the rendering of this opinion, we have assumed that the officers of Huntington and Winter Park will have made the following representations by the Effective Date and upon which we are relying in rendering this opinion:

           a. The fair market value of the Huntington Common Stock and other consideration received by each Winter Park shareholder will be approximately equal to the fair market value of the Winter Park Common Stock surrendered in the Merger.

           b. To the best of the knowledge of the management of Winter Park, there is no plan or intention on the part of the shareholders of Winter Park to sell, exchange, or otherwise dispose of a number of shares of Huntington Common Stock to be received in the Merger that would reduce the Winter Park shareholders' ownership of Huntington Common Stock to a number of shares having a value on the Effective Time of less than 50 percent of the value of all of the formerly outstanding Winter Park Common Stock as of the same date. For purposes of this representation, shares of Winter Park Common Stock exchanged for cash pursuant to the exercise of appraisal rights or exchanged for cash in lieu of fractional shares of Huntington Common Stock will be treated as outstanding Winter Park Common on the Effective Time. Moreover, shares of Winter Park Common Stock and shares of Huntington Common Stock held by Winter Park shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this representation.

           c. Huntington Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Winter Park immediately prior to the Merger. For purposes of this representation, amounts paid by Winter Park to shareholders who receive cash pursuant to the exercise of appraisal rights or in lieu of the issuance of fractional shares of Huntington Common Stock, Winter Park assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Winter Park immediately preceding the transfer, will be included as assets of Winter Park held immediately prior to the Merger.

           d. Prior to the transaction, Huntington will be in control of Huntington Bank within the meaning of Section 368(c) of the Code.

           e. Following the transaction, Huntington Bank will not issue additional shares of its stock that would result in Huntington losing control of Huntington Bank within the meaning of Section 368(c) of the Code.

           f. Huntington has no plan or intention to liquidate Huntington Bank; to merge Huntington Bank with and into another corporation; to sell or otherwise dispose of the stock of Huntington Bank; or to cause Huntington Bank to sell or otherwise dispose of any of the assets of Winter Park acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
                    Section 368(a)(2)(C) of the Code.

           g. The liabilities of Winter Park assumed by Huntington Bank and the liabilities to which the transferred assets of Winter Park are subject were incurred by Winter Park in the ordinary course of its businesses.


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Huntington Bancshares Incorporated
The Huntington National Bank
The Bank of Winter Park
September 15, 1997
Page 3

           h. Huntington has no plan or intention to redeem or otherwise reacquire any Huntington Common Stock issued in connection with the Merger, other than through stock purchases in the open market of Huntington's widely held stock, which Huntington will acquire pursuant to the ordinary operation of a stock repurchase program entered into for good business purposes seperate and distinct from the Merger. There is no plan or intention that the aggregate amount of stock so purchased will equal or exceed 20 percent of the outstanding Huntington Common Stock. In no event will Huntington redeem or otherwise reacquire any Huntington Common Stock issued in the transaction that would reduce the former Winter Park shareholders' ownership of Huntington Common Stock to a number of shares having a value on the Effective Date of the Merger of less than 50% of the value of the formally outstanding Winter Park Common Stock on the same date.

           i. Following the Merger, Huntington Bank will continue the historic business of Winter Park or use a significant portion of Winter Park's business assets in its business.

           j. Huntington, Huntington Bank, Winter Park, and the shareholders of Winter Park will each pay their respective expenses, if any, incurred in connection with the Merger.

           k. There is no intercorporate indebtedness existing between Huntington and Winter Park or between Huntington Bank and Winter Park that was issued, acquired, or will be settled at a discount.

           l. No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

           m. The fair market value of the assets of Winter Park transferred to Huntington Bank in the Merger will equal or exceed the sum of the liabilities assumed by Huntington Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

           n. Neither Huntington, Huntington Bank, nor Winter Park is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

           o. No stock of Huntington Bank will be issued in the transaction.

           p. None of the compensation received by any shareholder-employee of Winter Park will be separate consideration for, or allocable to, any of his or her shares of Winter Park Common Stock; none of the shares of Huntington Common Stock received by any shareholder-employee of Winter Park will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Winter Park will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

           q. Neither Huntington nor Huntington Bank owned any shares of Winter Park Common Stock prior to the Merger.

           r. No material dividends or distributions have been or will be made with respect to the Winter Park Common Stock in contemplation of the Merger, except for dividends normal and customary in amount.


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Huntington Bancshares Incorporated
The Huntington National Bank
The Bank of Winter Park
September 15, 1997
Page 4

           s. The payment of cash in lieu of fractional shares of Huntington Common Stock is solely for the purpose of avoiding the expense and inconvenience to Huntington of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to Winter Park shareholders instead of issuing fractional shares of Huntington Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to Winter Park shareholders for their shares of Winter Park Common Stock. The fractional share interests of each Winter Park shareholder will be aggregated, and no Winter Park shareholder will receive cash in an amount greater than the value of one full share of Huntington Common Stock with respect to any cash payment in lieu of a fractional share.

           t. The Merger will be consummated solely in compliance with the material terms and conditions of the Merger Agreement and the Merger Agreement represents the entire understanding of the Parties with respect to the Merger.

           In reliance on the assumptions and the representations set forth above, and assuming that the shareholders of Winter Park do not sell, exchange, transfer by gift, or otherwise dispose of a number of shares of Huntington Common Stock received in the Merger that would reduce the ownership of Huntington Common Stock by the former shareholders of Winter Park to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the total value of all of the formerly outstanding Winter Park Common Stock as of the same date, and conditioned upon the receipt or confirmation of the representations in connection with the Merger set forth above upon the Closing, we are of the opinion that:

           (a) No gain or loss will be recognized by a Winter Park shareholder who receives solely shares of Huntington Common Stock in exchange for such shareholder's shares of Winter Park Common Stock, except to the extent that such shareholder receives any cash in lieu of the issuance of a fractional share of Huntington Common Stock.

           (b) Where solely cash is received by a Winter Park shareholder in exchange for such shareholder's shares of Winter Park Common Stock pursuant to the exercise of appraisal rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his or her Winter Park Common Stock, subject to the provisions and limitations of Section 302 of the Code.

           (c) The payment of cash in lieu of fractional share interests of Huntington Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Huntington. These cash payments will be treated as having been received as distributions in full payment in exchange for the Huntington Common Stock redeemed subject to the conditions and limitations of Section 302 of the Code.

           (d) The tax basis of the shares of Huntington Common Stock to be received by a Winter Park shareholder will be the same as the basis of the Winter Park Common Stock surrendered in exchange for such Huntington Common Stock, reduced by any amount allocated to a fractional share of Huntington Common Stock with respect to which cash is received.

           (e) The holding period of the shares of Huntington Common Stock to be received by a particular Winter Park shareholder will include the holding period of the shares of Winter Park Common Stock


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Huntington Bancshares Incorporated
The Huntington National Bank
The Bank of Winter Park
September 15, 1997
Page 5

                    surrendered in exchange, provided that such shares of Winter Park Common Stock were held as a capital asset in the hands of the Winter Park shareholder on the Effective Date.

           (f) No gain or loss will be recognized by Huntington or Huntington Bank (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger.

           (g) No gain or loss will be recognized by Winter Park (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger.

           We have given this opinion pursuant to Section 6.04 of the Supplemental Agreement in connection with the transactions contemplated thereby and such opinion is not to be relied upon for any other purpose. This opinion may not be applicable to (i) Winter Park shareholders whose Winter Park Common Stock is not held as a capital asset; (ii) certain particular classes of shareholders, such as non-United States citizens, broker-dealers, certain retirement plans, financial institutions, or insurance companies; or (iii) Winter Park shareholders who acquired their Winter Park Common Stock through the exercise of an employee stock option or otherwise as compensation. No opinion is expressed about the tax treatment of the transaction under other provisions of the Code and the Treasury Regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion. No opinion is expressed as to the effect of state, local, and foreign tax laws.

           You should be aware that this opinion represents our conclusions as to the application of existing law and is based on the representations given as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, no advance ruling has been obtained from the Internal Revenue Service and there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service. No person other than the addressees named herein may rely on this opinion for any purpose.

           We hereby consent to the use of this opinion as an exhibit to the Registration Statement. By giving this consent, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/PORTER, WRIGHT, MORRIS & ARTHUR

                                         PORTER, WRIGHT, MORRIS & ARTHUR